EXHIBIT 99.1

10990 Roe Avenue

Overland Park, KS 66211-1213

(913) 696-6100

(913) 696-6116 FAX

NEWS RELEASE

YELLOW CORPORATION

August 18, 2003

For Immediate Release

YELLOW CORPORATION RECEIVES SECOND REQUEST REGARDING

PROPOSED ACQUISITION OF ROADWAY CORPORATION

OVERLAND PARK, KS (August 18, 2003) – Yellow Corporation (NASDAQ: YELL) (Yellow) and Roadway Corporation (NASDAQ: ROAD) (Roadway) have received second requests for additional information from the Department of Justice (DOJ) in connection with the proposed acquisition of Roadway by Yellow.

“Today, Yellow and Roadway received second requests from the Department of Justice for additional information relevant to the proposed acquisition of Roadway by Yellow. Given the size and scope of the transaction and the importance of our two companies and their brands in the transportation industry, this second request was expected,” said Yellow chairman, president, and chief executive officer Bill Zollars. “Both companies are already working expeditiously to respond to the request. We have every reason to believe that we will complete the transaction in a timely manner.”

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The information and comments above include a forward-looking statement within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “will” is intended to identify the forward-looking statement. Yellow’s expectation regarding the timely completion of its acquisition is only its expectation regarding this matter. Yellow’s acquisition of Roadway is subject to the approval of the shareholders of both companies, the successful completion of the financing of the cash portion of the purchase price as well as the refinancing of certain existing debt facilities of both companies, customary regulatory approvals including the expiration or termination of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other conditions to closing contained in the merger agreement. These factors and conditions could affect actual timing of the completion of the transaction.

Yellow Corporation, a Fortune 500 company, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. Its largest subsidiary, Yellow Transportation, offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods. Meridian IQ is a non-asset global transportation management company that plans and coordinates the movement of goods worldwide. Yellow Technologies provides innovative technology solutions and services exclusively for Yellow Corporation companies. Headquartered in Overland Park, Kansas, Yellow Corporation employs approximately 23,000 people.

Roadway Corporation, a Fortune 500 company included in the Dow Jones Transportation Average, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services. Its principal subsidiaries include Roadway Express and Roadway Next Day Corporation. Roadway Express is a leading transporter of industrial, commercial and retail goods in the two to five day regional and long-haul markets. Roadway Next Day Corporation is focused on business opportunities in the shorter-haul regional and next day markets. Headquartered in Akron, Ohio, Roadway Corporation employs approximately 27,000 people.

Analyst Contact:	Stephen Bruffett
Yellow Corporation
913.696.6108
steve.bruffett@yellowcorp.com

Media Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
212.329.1420
sdawson@lakpr.com